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                                                                      Exhibit 21
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                       SUBSIDIARIES OF RYERSON TULL, INC.
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The subsidiaries of Ryerson Tull, Inc. (other than certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary), two of which are incoporated in the State of Delaware and one of which is incorporated in the State of Georgia, as noted below, and each of which is wholly owned by Ryerson Tull, Inc. are as follows:


          Joseph T. Ryerson & Son, Inc.
          (a Delaware corporation)

          J. M. Tull Metals Company, Inc.
          (a Georgia corporation)

          Ryerson Tull International, Inc.
          (a Delaware corporation)